EXHIBIT 99.1

Contacts:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Hugh Burns/Jamie Tully/Pamela Blum (212) 687-8080

TIMOTHY MCLEVISH JOINS URS BOARD

SAN FRANCISCO, CA – November 7, 2012 – URS Corporation (NYSE:URS) today announced that Timothy R. McLevish, Executive Vice President and Chief Financial Officer of Kraft Foods Group, Inc., and former Chief Financial Officer of Kraft Foods, Inc. (predecessor to Kraft Foods Group, Inc.), Ingersoll-Rand and Mead Corporation, has joined the URS Board of Directors, effective immediately.

Martin M. Koffel, Chairman and Chief Executive Officer of URS, stated: “We are pleased to welcome Tim McLevish to our Board of Directors.  With more than a decade of experience as chief financial officer of leading global companies, he has deep knowledge of financial reporting, internal controls and procedures and risk management, as well as a keen understanding of business strategy in a range of fast-moving, highly-competitive industries.  We look forward to his valuable insights and counsel as a Board member.”

Mr. McLevish stated: “I am delighted to be joining the URS Board and look forward to working with the other Directors and the Company’s management team to build on URS’ record of delivering growth and to generate value for the Company’s stockholders.  With its leading positions across multiple attractive markets, URS is well positioned for the future, and I am committed to doing what I can as a Director to help the Company achieve its potential.”

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Recently, Mr. McLevish was the principal executive at Kraft Foods, Inc., responsible for planning and overseeing the separation of Kraft Foods into two independent companies – a $19 billion North American Grocery business, Kraft Foods Group, Inc., and a $35 billion Global Snacks business, Mondelēz International.  Upon finalization of the split on October 1, 2012, Mr. McLevish became the Executive Vice President and Chief Financial Officer of Kraft Foods Group, Inc.  From 2007 to 2011, he served as Executive Vice President and Chief Financial Officer of Kraft Foods, Inc.

Prior to joining Kraft, Mr. McLevish was Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited since 2002.  He also spent 15 years with Mead Corporation, where he held a series of finance, administration and leadership roles, and was named Chief Financial Officer in 1999.

Mr. McLevish holds a Bachelor of Science degree in Accounting from the University of Minnesota and a Masters in Business Administration from Harvard Business School.  He is a certified public accountant.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; information technology; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial, oil and gas, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has more than 57,000 employees in a network of offices in nearly 50 countries (http://www.urs.com).

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